Exhibit 99.1

Frontdoor Announces Tech Expert Dr. Bala Ganesh as

Chief Technology Officer

Executive brings extensive familiarity with the company and deep experience in optimizing business through technology and innovation

MEMPHIS, Tenn. — (June 25, 2025) – Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home warranties, today announced that Dr. Bala Ganesh has been selected to serve as Senior Vice President and Chief Technology Officer, effective July 14, 2025.

“Bala is an amazingly talented tech expert, innovator and leader. Thoughtful and strategic, he has a wealth of experience in digital transformation, cybersecurity and product development,” said Bill Cobb, Frontdoor’s chairman and chief executive officer. “From his past work with Frontdoor, he is deeply familiar with our technology and operating systems, and very well positioned to hit the ground running.”

Ganesh has served as a member of Frontdoor’s board of directors since July 2023. He will resign from that position, effective June 30, 2025.

“I am delighted to be joining Frontdoor in a day-to-day operational role. I am very familiar with Frontdoor’s business models and technology, and I intend to use my extensive experience with AI to further enhance the company’s product offerings, acquisition tools, and member experience,” Ganesh said.

Ganesh previously served as the Chief Technology Officer of OnTrac Logistics, a subsidiary of OnTrac Final Mile, a logistics company providing e-commerce delivery services. Prior to OnTrac, from August 2022 to August 2023, Ganesh was a Partner at AKF Consulting LLC, which provides technology consulting, technical due diligence and interim technology leadership services. Previously, Ganesh served at United Parcel Service for over 10 years in a variety of roles. Among the highlights, as Vice President of Engineering, he managed UPS’s global technology innovation strategy. While in this role, he was recognized by Business Insider as one of the 100 people transforming business. As the Vice President of Advanced Technology, Ganesh led UPS’s technology strategy for aerial drones, robotics, sensors, artificial intelligence, and autonomous vehicles. As the Vice President of Advanced Analytics and Revenue Management, he led a team of data scientists and marketers to implement machine learning prediction models for pricing and other functions.

Ganesh holds a PhD in aerospace engineering with a minor in mathematics, and an MBA and a Master of Science in aerospace engineering from the Georgia Institute of Technology. He also holds a Bachelor of Arts from the Indian National Defence Academy. Upon graduation from the INDA, Ganesh served for six years as a fighter pilot in the Indian Air Force.

About Frontdoor, Inc.

Frontdoor is the industry leader in home warranties and new home structural warranties, and a leading provider of on-demand home repair and maintenance services. As the parent company of two leading brands – American Home Shield and 2-10 Home Buyers Warranty – totaling more than two million members – we bring over 50 years of experience in the home warranty category, a cultivated national network of independent service contractors, and a reputation for delivering quality service and product innovation. American Home Shield, the leader in home warranties, gives homeowners peace of mind, budget protection and convenience, covering up to 23 home systems and appliances from costly and unexpected breakdowns. 2-10 Home Buyers Warranty is the leader in new home structural warranties, providing home builders with coverage for structural failures. These two brands, together with Frontdoor’s cutting-edge on-demand services, provide an unbeatable combination that meets the full suite of homeowner repair and maintenance needs. For more information about Frontdoor, Inc., please visit frontdoorhome.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions, and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements, because actual results may vary materially from those expressed or implied. The reports filed by Frontdoor pursuant to United States securities laws contain discussions of these risks and uncertainties, including the disclosure contained in Item 1A. Risk Factors in our 2024 Annual Report on Form 10-K filed with the SEC. Frontdoor assumes no obligation to, and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review Frontdoor's filings with the United States Securities and Exchange Commission (which are available on the SEC's EDGAR database at www.sec.gov and via Frontdoor’s website at investors.frontdoorhome.com).